EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Bay View Capital Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-86621) for the post-effective Amendment No. 1 on Form S-8 to Form S-4 of Bay View Capital Corporation of our report dated January 19, 1999, except as to footnote  24,  which is as of  March  11,  1999,  relating  to the  consolidated statement of financial condition of Bay View Capital Corporation and subsidiaries as of December 31, 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1998 annual report on Form 10-K/A of Bay View Capital Corporation.




/s/ KPMG LLP

San Francisco, California
December 10, 1999